Exhibit 10.1
TRANSUNION

SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT
THIS AGREEMENT is made as of [insert date], between TransUnion, a Delaware corporation (together with all of its current and future direct and indirect subsidiaries, the “Company”), and [insert name] (the “Executive”). Capitalized terms are defined either in the text of this Agreement or Section 10 hereof.
WHEREAS, Executive is employed as a senior management employee of the Company, and will have significant responsibility for the Company’s continued growth and success;
WHEREAS, in his/her role, Executive will be in receipt of the Company’s confidential information and trade secrets concerning all aspects of the Company’s business and as a result, the Company is requiring that Executive enter into this Severance and Restrictive Covenant Agreement as a condition of continued employment with the Company; and
WHEREAS, in order to protect such confidential information and trade secrets in a manner that is consistent with controlling legal requirements and in order to incent Executive to perform to the highest possible standards, Executive and the Company desire to enter into this Severance and Restrictive Covenant Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
Section 1.    Severance. Upon either (i) the Company’s termination of Executive’s employment without Cause or (ii) Executive’s resignation for Good Reason (each a “Covered Termination”), Executive shall be entitled to receive, subject to the conditions set forth herein, each of the following amounts or other benefits:
(a)    Executive’s Base Salary Multiple;
(b)    if a Covered Termination occurs on or after July 1 in a given calendar year, a Pro Rata portion of Executive’s Bonus for the year in which a Covered Termination occurs;
(c)    a lump sum amount equal to the Company’s estimate of the COBRA premiums for the 18-month period following a Covered Termination if Executive, for himself/herself and his/her eligible dependents, continued on COBRA for such period;
(d)    the services of an outplacement agency of Executive’s choosing for a period of up to one year and with a maximum value of $35,000 (any payments pursuant to this Section 1(d) shall be made directly to the outplacement firm for services rendered upon receipt of satisfactory documentation), provided that the payment or reimbursement must be completed no later than the last day of the second calendar year following the calendar year in which the Covered Termination occurs);
(e)    if a Covered Termination occurs on or after October 1 in a given calendar year, an amount equal to the Company’s discretionary non-elective 401(k) retirement contribution that Executive would have received for the year in which a Covered Termination occurs if Executive had remained employed through the last working day of that year.
Executive shall be entitled to receive the payments and benefits provided in this Section 1 if and only if (i) Executive has executed and delivered to the Company a general release in substantially the form set forth in Exhibit A attached hereto, with any modifications as may be necessary including to reflect changes in applicable law from and after the date hereof (the “General Release”), following a Covered Termination and the General Release has become effective within 60 days following the Date of such Termination (or, if greater, the minimum period required by applicable law), and (ii) Executive has complied in all respects and continues to comply in all respects with the provisions of Section 2, Section 3 and Section 5. All payments and other benefits owed to Executive under this Section 1 shall be subject to the terms and conditions of Section 8, and shall be paid as follows, except as modified by Section 8: (a) the amounts in clause (a) shall be paid in regular equal installments in accordance with the Company’s customary payroll practices over a period not to exceed 18 months, but in no event less frequently than monthly, (b) the amounts in clause (b) shall be paid at the same time as the Company pays its other bonuses for such year, (c) the benefit in clause (c) shall be paid within 60 days following the Covered Termination, (d) the benefits in clause (d) shall be paid in accordance with their terms, and (e) the amount in clause (e) shall be paid within 60 days following the Covered Termination. Executive shall not be entitled to any other salary, compensation or benefits following termination of employment with the Company, except as otherwise specifically provided for in the Company’s employee benefit plans, in a written agreement between the Company and Executive or as otherwise expressly required by applicable law.
This Section 1 does not govern and the General Release is not required with respect to, payment of accrued but unpaid salary, accrued but unpaid paid time off, any rights under any separate deferred compensation plan, and any rights under benefit plans such as the Company’s 401(k) Plan as of the termination of employment.
Section 2.    Noncompetition. Executive acknowledges and agrees with the Company that Executive’s services to the Company are unique in nature and that the Company would be irreparably damaged if Executive were to provide similar services to any person or entity competing with the Company. Executive accordingly covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the first anniversary of the Date of Termination (the “Noncompetition Period”), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any Competitive Business (including, without limitation, any division, group or franchise of a larger organization). For purposes of this Agreement, the term “participate in” (with the term “participating in” having a correlative meaning with the foregoing) shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture or other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). The foregoing restrictions on the Executive are not applicable to any passive investment made by the Executive in any public entity that is or includes a Competitive Business, provided such investment is not greater than 3% of market value of such public entity.
Section 3.    Nonsolicitation. Executive further covenants and agrees that during the Noncompetition Period, Executive shall not, directly or indirectly (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any such employee, (ii) hire directly or through another entity any person who is then an employee of the Company or was an employee of the Company within six months preceding the date of such attempted hiring, (iii) induce or attempt to induce any customer or client of the Company to (A) cease doing business with the Company or (B) acquire any Competitive Service from any person or entity other than the Company or its Affiliates or (iv) in any way interfere with the relationship between any such customer or client and the Company. For purposes of this Agreement, the term “customer or client” means, while Executive is employed, any customer or client (with client including data and information providers to the Company) of the Company during the period from the date of this Agreement to the Date of Termination and, for portions of the Noncompetition Period following the Date of Termination, any customer or client (including data providers) of the Company as of the Date of Termination or within the six months preceding the Date of Termination.
Section 4.    Geographic Scope. The provisions of Section 2 and Section 3 shall apply, while Executive is employed, to countries in which the Company conducts business during the period from the date of this Agreement to the Date of Termination and, with respect to portions of the Noncompetition Period following the Date of Termination, to the countries in which (i) the Company conducted business as of the Date of Termination or (ii) as of the Date of Termination, the Company had approved plans to conduct business within the following 12 months.
Section 5.    Nondisparagement. Executive shall not, directly or indirectly, disparage the Company and/or communicate, either in writing or orally, any statement that bears negatively on the Company’s reputation, services, products, principals, customers, policies, adherence to the law (unless otherwise required by law), shareholders, officers, directors, officials, executives, employees, agents, representatives, business or other legitimate interests of the Company. Nothing in this Severance and Restrictive Covenant Agreement prevents or restricts me from filing a claim or charge with, reporting conduct to, providing truthful information to, or participating in an investigation or proceeding of a governmental agency, including any local, state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), law enforcement authority, the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, or any other government entity.
Section 6.    Acknowledgments. Executive acknowledges that the restrictions contained in this Agreement do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive agrees and acknowledges that the potential harm to the Company resulting from the non-enforcement of Section 2, Section 3, or Section 5 outweighs any potential harm to Executive of the enforcement of such provisions by injunction or otherwise. Executive acknowledges that shehe has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full agreement regarding their necessity for the reasonable and proper protection of the business goodwill and competitive positions of the Company now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. The Company agrees that it will provide notice of any purported violations of this Agreement by Executive, as well as an opportunity during the 30 days thereafter to cure the purported violations; provided that the violations are not willful violations and can reasonably be cured within 30 days.
Section 7.    Maintaining Confidential Information. Executive agrees not to disclose any confidential information acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company's interests, as reflected in the Inventions, Confidential Information and Trade Secrets Agreement previously signed and affirmed by Executive and the related Inventions, Confidential Information and Trade Secrets Policy #251. Executive further agrees to honor the terms of that agreement and policy including, without limitation, those terms that survive Executive’s employment with the Company. No provisions in this Severance and Restrictive Covenant Agreement shall prohibit or restrict Executive from (i) providing information to or participating in an investigation by or (ii) testifying or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law or relating to fraud or any rule or regulation of the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., the United States Congress, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, any Inspector General, or any other federal or state law enforcement agency, self-regulatory organization or governmental entity.
Section 8.    Section 409A Compliance.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)    Notwithstanding any other payment schedule provided herein to the contrary, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:
(i)    With regard to any payment that is considered “non-qualified deferred compensation” under Code Section §409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section §409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 8 (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided for in accordance with the normal payment dates specified herein; and
(ii)    To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Code Section §409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section §409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Agreement.
(d)    To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of the General Release, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the Date of Termination. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:
(i)    To the extent any such cash payments or continuing benefits to be provided are not “non-qualified deferred compensation” for purposes of Code Section §409A, then such payments or benefits shall commence upon the first scheduled payment date immediately after the date the General Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the Date of Termination, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Date of Termination.
(ii)    To the extent any such cash payments or continuing benefits to be provided are “non-qualified deferred compensation” for purposes of Code Section §409A, then such payments or benefits shall be made or commence upon the date provided in Section 8(d)(i), provided that if the 60th day following the Date of Termination falls in the calendar year following the calendar year containing the Date of Termination, the payment will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Date of Termination, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Date of Termination.
(e)    To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code §409A, (i) all such expenses or other reimbursements under this Agreement shall be made in accordance with the Company’s normal procedures for reimbursement but in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(f)    For purposes of Code Section §409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 60 days following the Date of Termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Code Section §409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section §409A.
Section 9.     Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
To the Company:
Attention: EVP, Chief Human Resources Officer, 555 W. Adams Street, Chicago, Illinois 60661
To the Executive:
At the address contained in the Company’s personnel records
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or the next business day if sent by overnight courier or, if mailed, five days after deposit in the U.S. mail.
Section 10.    Definitions. For purposes of this Agreement, the following definitions will apply:
(a)    “Base Salary Multiple” shall mean an amount equal to 1.5 times (or 150% of) the sum of (i) Executive’s annualized base salary during the year a Covered Termination occurs and (ii) the average of Executive’s previous two years of actual annual bonuses under the annual bonus plan maintained by the Company, or if Covered Termination occurs prior to two years of actual bonuses, an amount equal to the prior year’s bonus.
(b)    “Board” shall mean the Company’s board of directors.
(c)    “Bonus” shall mean with respect to Executive, the target bonus amount Executive could receive for performance during the year a Covered Termination occurs pursuant to the Company’s annual bonus plan assuming Executive had remained an employee of the Company for the remainder of the annual performance period and the performance goals established by the Board (or any Committee thereof) in conjunction with such target annual bonus were achieved.
(d)    “Cause” shall have the meaning given to such term in an employment or similar agreement entered into by Executive with the Company or any of its Affiliates, or in the absence of such an agreement (or the absence of any definition of “Cause” therein) shall mean any of the following as determined by the Board in its good faith discretion: (i) a breach by Executive of the terms of any employment or similar agreement to which Executive is a party with the Company or any of its Affiliates, (ii) if Executive has no such agreement, a breach of the terms of Executive’s employment (including, without limitation, the material policies of the Company or any of its Affiliates, as applicable, relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company and its Affiliates); (iii) the willful failure or refusal to perform Executive’s material duties for the Company or any of its Affiliates, as applicable; (iv) insubordination or the disregard of the legal directives of the Board or senior management of the Company or any of its Affiliates, as applicable, which are not inconsistent with the scope, ethics and nature of Executive’s duties and responsibilities; (v) engaging in misconduct that has, or could reasonably be expected to have, a material and adverse impact on the reputation, business, business relationships or financial condition of the Company or any of its Affiliates; (vi) the commission of an act of fraud or embezzlement or acts of personal dishonesty involving personal profit against the Company or any of its Affiliates; or (vii) any commission of acts constituting, any conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving fraud or misrepresentation, or other crime that results, or could reasonably be expected to result, in material harm to the reputation, business, business relationships or financial condition of the Company or any of its Affiliates; provided, however, that Cause shall not be deemed to exist under any of the foregoing clauses (i), (ii), (iii) or (iv) unless Executive has been given reasonably detailed written notice of the grounds for such Cause and, if curable, Executive has not effected a cure within 20 days after the date of receipt of such notice.
(e)    “Competitive Business” means any business or person that has operations that generate a significant portion of its annual revenues from any line of business, product or service that competes with, or is meant to compete with, any Company line of business, product or service offered by the Company as of the Date of Termination or planned to be offered by the Company within the 12 months following the Date of Termination, including, but not limited to, the following: The Dun & Bradstreet Corporation, Equifax, Inc., Experian Group Limited, Fair Isaac Corporation, ReedElsevier/LexisNexis, Verisk Analytics, Acxiom Corporation and Thomson Reuters.
(f)    “Competitive Service” means any product or service that competes with, or is meant to compete with, any line of business, product or service offered by the Company as of the date of termination or planned to be offered by the Company within the 12 months following termination.
(g)    “Date of Termination” shall mean the date of the termination of the employment relationship between the Company and Executive for any reason.
(h)    “Good Reason” shall have the meaning given to such term in an employment or similar agreement entered into by Executive with the Company, or in the absence of such an agreement shall mean, with respect to Executive’s resignation of employment with the Company, the occurrence, without Executive’s consent, of any of the following events: (i) a material reduction in position, overall responsibilities, level of authority, title or level of reporting; (ii) a material reduction in the Executive’s base compensation and annual incentive compensation opportunity, measured in the aggregate, which is not the result of a uniformly applied adjustment across all similarly situated personnel within the Company; or (iii) a requirement that the Executive's location of employment be relocated by more than fifty (50) miles from the Executive’s then-current location; provided that Executive must (x) provide written notice to the Company within 90 calendar days following the occurrence of an event that Executive considers to constitute

Good Reason (stating in reasonable detail the nature of the event giving rise thereto), (y) provide the Company thirty (30) days to cure the Good Reason, and, (z) if the Good Reason is not cured, end Executive’s employment with the Company within ninety (90) calendar days following such event.
(i)    “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
(j)    “Pro Rata” means the fraction, the numerator of which is the number of days in the calendar year that have elapsed to, and including, Termination, and the denominator of which is 365.
Section 11.     General Provisions.
(a)    Not an Employment Agreement. Executive and the Company acknowledge and agree that this Agreement is not intended and should not be construed to grant Executive any right to continued employment with the Company or to otherwise define the terms of Executive’s employment with the Company.
(b)    Indemnification. As a material condition to Executive’s agreeing to these new restrictions, the Company will not amend, modify, or repeal any provision of the Company’s Certificate of Incorporation or By-laws that was in effect as of the date of this Agreement if such amendment, modification or repeal would materially and adversely affect Executive’s right to indemnification by the Company, nor will the Company violate or breach any obligation of the Company to indemnify Executive or advance any expenses to Executive as a result of actions by Executive as an officer, director, agent, representative or employee of the Company.
(c)    Absence of Conflicting Agreements. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or any agreement or contract requiring Executive to assign inventions to another person and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he/she has consulted with independent legal counsel regarding his/her rights and obligations under this Agreement and that he/she fully understands the terms and conditions contained herein.
(d)    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

If, at the time of enforcement of Section 2 or Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.
(e)    Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(f)    Counterparts. This Agreement may be executed in separate counterparts (including by means of electronic signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(g)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement may not be assigned or delegated without the prior written consent of the Company and provided further that the assignment cannot increase the nature and scope of the restrictive covenants without Executive’s written consent.
(h)    Choice of Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.
(i)    WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL), THE COMPANY AND EXECUTIVE EACH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY, except in those instances where a waiver of the right to a jury trial is prohibited by law.
(j)    Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its/his/her favor. The parties hereto agree and acknowledge that Executive’s breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by Executive and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement (without posting any bond or deposit).
(k)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.
(l)    No Mitigation of Damages. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Executive seek or accept other employment following termination and amounts payable and welfare benefits provided under this Agreement to Executive shall not be reduced by Executive’s acceptance of (or failure to seek or accept) employment with another person. The Company’s obligations to make the payment and provide the welfare benefits required for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, rights or action that the Company may have against Executive or others.
*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

TRANSUNION

By:
[Insert Name]
[Insert Title]

EXECUTIVE:

By:
[Insert Name]

[Signature Page to Executive Severance and Restrictive Covenant Agreement]

EXHIBIT A
GENERAL RELEASE
I, [insert name], in consideration of and subject to the performance by TransUnion, a Delaware Corporation (together with its subsidiaries, the “Company”), of its obligations under my Severance and Restrictive Covenant Agreement, dated as of [insert date] (the “Severance Agreement”), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, its subsidiaries and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.    I understand that any payments or benefits paid or granted to me under Section 1 of the Severance Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I shall not receive the payments and benefits specified in Section 1 of the Severance Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
2.    Except as provided in Section 4, below and except for the provisions of the Severance Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company and its subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; or their state or local counterparts; or under any other federal, state or local civil or human rights law (such as, but not limited to, the Illinois Human Rights Act), or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above. I also represent and warrant that:
•I have provided ongoing transition assistance to the Company through my separation date;
•I acknowledge and re-affirm my continuing obligations to the Company under any non-disclosure, confidential information, intellectual property, non-solicitation and/or noncompetition agreement which I previously signed pertaining to the Company’s interests, including those terms in my Severance Agreement and any award agreements by which I was granted restricted or performance stock units;
•I have returned to the Company in good working order and no later than my last day of employment all keys, files, records (and copies thereof), equipment (including but not limited to computer hardware, software and printers, wireless handheld devices, cellular phones, SIM cards, external media devices and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in my possession or control;
•I have left and will leave intact all electronic Company documents, including, but not limited to, any that I developed or helped to develop during my employment; and
•I have returned any and all Company proprietary, trade secrets and confidential information, whether in hard copy or electronic form, and I have cancelled any accounts for my benefit in the Company’s name, including but not limited to credit cards, telephone charge cards, and cellular phone accounts.
4.    The parties agree that this General Release does not waive or release any rights or claims of any unlawful discrimination, harassment or retaliation (including, but not limited to, any claims that I may have under the Age Discrimination in Employment Act of 1967) that arise after the date I execute this General Release, nor does it waive any rights I may have to indemnification or advancement of fees and expenses in connection with indemnification.
5.    I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever (including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief). Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding).

6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim of the type described in Section 2 above, nor am I aware of any facts that would warrant me filing any such Claim, as of the execution of this General Release. By signing this General Release, I am waiving my rights to monetary, injunctive or other personal relief that may result from that process, to the maximum extent permitted by law. In the event I obtain such monetary relief, the Company will, in every circumstance it is legally permitted, be entitled to an offset against the amount paid to me pursuant to Section 1(a) of the Severance Agreement. However, nothing in this General Release or the Severance Agreement prevents or restricts me from filing a claim or charge with, reporting conduct to, providing truthful information to, or participating in an investigation or proceeding of a governmental agency, including any local, state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), law enforcement authority, the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, or any other government entity. Moreover, nothing in this General Release or the Severance Agreement is intended to prevent or restrict me from, nor will anything in this General Release or the Severance Agreement have the effect of having prevented or restricted me, at any time in prior to the execution of this General Release, from filing a claim or charge with, reporting conduct to, providing truthful information to, or participating in an investigation or proceeding of a governmental agency, including any local, state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), law enforcement authority, the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, or any other government entity. Also, this waiver of rights to monetary relief and/or offset shall not apply to my participation in any investigation or proceeding conducted by the SEC or any other agency that lawfully precludes such a waiver. I may receive money properly awarded by the SEC in exchange for providing information to that agency. Nothing in this General Release or the Severance Agreement shall bar or impede my ability to seek or receive any monetary award or bounty from the SEC or any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity.
7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

8.    I agree that I will forfeit all amounts payable by the Company and its Subsidiaries pursuant to the Severance Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or any other Released Parties with respect to Claims released in Sections 2, 5, and 6 above, I shall pay all costs and expenses of defending against the suit incurred by the Released Parties (including, without limitation, reasonable attorneys’ fees, and return all payments received by me pursuant to the Severance Agreement).
9.    I agree that this General Release and the Severance Agreement are confidential to the fullest extent permitted by applicable law, and I agree not to disclose any information regarding the terms of this General Release or the Severance Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof, or in a legal or administrative proceeding, or as otherwise required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. I acknowledge that no provisions in this General Release or the Severance Agreement shall prohibit or restrict me (or any person in my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect of this General Release or the Severance Agreement) from (i) providing information to or participating in an investigation by or (2) testifying or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law or relating to fraud or any rule or regulation of the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., the United States Congress, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, any Inspector General, or any other federal or state law enforcement agency, self-regulatory organization or governmental entity. Notwithstanding the foregoing, I can disclose the restrictive covenants in the Severance Agreement to any person or entity from which I am seeking employment or another relationship potentially covered by such covenants, so long as I advise such person or entity to, and they agree to, keep them confidential. I agree that the Company and I have bargained for this confidentiality provision, that the Company is paying adequate consideration for my agreement to keep this General Release and the Severance Agreement confidential, and that this agreed-upon confidentiality is in my best interest as well as the Company’s.
10.    I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company and its subsidiaries upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and its subsidiaries pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company shall reimburse me solely for reasonable travel expenses (including lodging and meals) upon my submission of receipts.

11.    I agree not to disparage the Company, its and its Subsidiaries’ past and present investors, officers, directors or employees or its affiliates (unless otherwise required by law) and to keep all confidential and proprietary information about the past or present business affairs of the Company and its subsidiaries and its affiliates confidential unless a prior written release from the Company is obtained or as required by law. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its Subsidiaries’ business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.
12.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Severance Agreement after the date hereof.
13.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
I HAVE READ IT CAREFULLY;
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE AGREEMENT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____

VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND SHALL NOT RESTART THE REQUIRED 21-DAY PERIOD OR I HAVE ELECTED TO SIGN THIS RELEASE PRIOR TO THE END OF SUCH 21-DAY PERIOD;
THE CHANGES TO THE SEVERANCE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.
I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _____________ ____________________________________
[insert name]

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